Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

FREQUENCY THERAPEUTICS, INC.

Frequency Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the name of the corporation is Frequency Therapeutics, Inc. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on November 13, 2014.

SECOND: Article FIRST of the Corporation’s Restated Certificate of Incorporation (the “Restated Certificate”), is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Korro Bio, Inc. (the “Corporation”).

THIRD: In accordance with the provisions of Section 141(f) and 242 of the DGCL the foregoing amendment to the Restated Certificate has been duly adopted and declared advisable by the Board of Directors of the Corporation.

FOURTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 3rd day of November, 2023.

FREQUENCY THERAPEUTICS, INC.

By:	/s/ Ram Aiyar
Name:	Ram Aiyar
Title:	President